Exhibit 4.1

PROMISSORY NOTE

$50,000	July 31, 2017

FOR VALUE RECEIVED, Financial Gravity Companies, Inc, (the "Maker"), hereby promises to pay to the order of Fourly Enterprises, LLC ("Payee"), the principal sum of $50,000 pursuant to the terms and conditions set forth herein.

PAYMENT OF PRINCIPAL.The principal amount of this Promissory Note (the "Note") and any accrued but unpaid interest shall be due and payable in twelve monthly installments with the first payment due September 16th, 2017. There will be 12 equal payments of $5,000 each.

Cost of Loan. The total cost of this Note is $10,000.

Total Payback Amount. $60,000 plus any default fees or charges, if any .

PREPAYMENT. The Maker shall have the right to prepay at any time the amount of $60,000 without penalty.

REMEDIES. No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of the Payee shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Payee.

SUBORDINATION. The Maker's obligations under this Promissory Note are subordinated to all indebtedness, if any, of Maker, to any unrelated third-party lender to the extent such indebtedness is outstanding on the date of this Note and such subordination is required under the loan documents providing for such indebtedness.

WAIVERS BY MAKER. All parties to this Note including Maker and any sureties, endorsers, and guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

/s/ Paul O. Williams_______

Financial Gravity Companies, Inc.

Paul O. Williams, CFO